EXHIBIT 99.1

Vical Reports Third Quarter 2009 Financial Results and Progress in Key Development Programs

SAN DIEGO, Nov. 4, 2009 (GLOBE NEWSWIRE) -- Vical Incorporated (Nasdaq:VICL) today reported financial results for the quarter ended September 30, 2009. Revenues for the third quarter of 2009 increased to $3.9 million, compared with revenues of $0.8 million for the third quarter of 2008, primarily as a result of increased revenue from AnGes MG, Inc., related to funding of the company's Phase 3 Allovectin-7(R) trial, and contract manufacturing revenues for the delivery of a dengue vaccine to the U.S. Navy. The net loss for the third quarter of 2009 was $7.0 million or $0.14 per share, compared with $9.8 million or $0.24 per share for the third quarter of 2008.

Revenues for the first nine months of 2009 were $10.1 million, compared with revenues of $5.3 million for the first nine months of 2008. The net loss for the first nine months of 2009 was $21.2 million, or $0.47 per share, compared with a net loss of $27.9 million, or $0.70 per share, for the first nine months of 2008. The decrease in net loss reflected the increased revenues as well as operational improvements resulting from the strategic restructuring implemented in November 2008.

The company's third quarter 2009 net cash burn was consistent with the company's prior guidance of a full-year 2009 net cash burn of between $19 million and $23 million. Vical raised net proceeds of approximately $29 million through registered direct offerings during the first nine months of 2009, and had cash and investments of $55 million at September 30, 2009.

Allovectin-7(R) - AnGes

Vical received a $2.5 million cash installment payment in September from AnGes for the company's pivotal Phase 3 trial of its Allovectin-7(R) immunotherapeutic as first-line therapy in patients with metastatic melanoma. Vical has now received the full $22.6 million committed by AnGes prior to trial completion. The trial is being conducted in accordance with a Special Protocol Assessment (SPA) completed with the U.S. Food and Drug Administration (FDA), and the company expects to complete enrollment of the planned 375 subjects by year-end 2009.

Allovectin-7(R) - Teva

Vical entered into an exclusive agreement with Teva Pharmaceutical Industries Ltd. in August for sales and marketing of the company's Allovectin-7(R) immunotherapeutic product candidate in Israel. Teva has agreed to pay Vical upfront and milestone payments in exchange for the rights to an exclusive license for Israel.

TransVax(TM)

TransVax is a therapeutic DNA vaccine designed to prevent reactivation of cytomegalovirus (CMV) in patients undergoing transplant procedures, which could reduce the need for antiviral drugs and the risk of CMV-associated disease. During the third quarter, Vical reported promising results for TransVax(TM) compared with placebo across a broad range of clinical efficacy endpoints at the four-month interim analysis in a double-blind, placebo-controlled Phase 2 trial. In October, the company reported that the TransVax(TM) vaccine continued to demonstrate an overall increase in cellular immune responses compared with placebo at the seven-month immunogenicity data point. The company expects final data from the trial to be available in the first half of 2010.

H1N1 Pandemic Influenza

Vical announced in early October that the U.S. Navy had awarded the company a contract for $1.25 million to support large-scale cGMP vaccine manufacturing and related clinical and regulatory preparations for a Phase 1 clinical trial of the company's vaccine against A/H1N1 pandemic influenza (swine flu). The trial will be conducted in collaboration with the U.S. Naval Medical Research Center (NMRC), a biomedical research organization within the Navy.

The company's DNA vaccine against A/H1N1 pandemic influenza has demonstrated robust immune responses in 100% of vaccinated mice and rabbits against virus strains isolated from recent outbreaks in three distinct geographic locations - California, Texas and Mexico.

U.S. Patent No. 7,582,613 was issued to Vical, providing broad coverage of Vaxfectin(R)-formulated DNA vaccines for any circulating or potential influenza viruses, including both seasonal and pandemic strains.

Sanofi-aventis

Vical's licensee, sanofi-aventis, has completed enrollment in a multinational 500-patient pivotal Phase 3 clinical trial of its FGF-1 angiogenesis treatment for advanced peripheral arterial disease. Sanofi-aventis expects final data from this trial in late 2010.

Vaxfectin(R)

Vical presented encouraging results from animal studies of a peptide-based cancer vaccine formulated with the company's Vaxfectin(R) adjuvant. The data demonstrated the adjuvant's ability to enhance immune responses of cancer antigen-based vaccines in addition to a broad variety of DNA- and protein-based vaccines against infectious diseases.

Conference Call

Vical will conduct a conference call and webcast today, November 4, at noon Eastern Time, to discuss with invited analysts and institutional investors the company's financial results and program updates. The call and webcast are open on a listen-only basis to any interested parties. To listen to the conference call, dial in approximately ten minutes before the scheduled call to (888) 505-4347, or (719) 325-2457 for international participants, and reference confirmation code 8500540. A replay of the call will be available for 48 hours beginning about two hours after the call. To listen to the replay, dial (888) 203-1112, or (719) 457-0820 for international participants, and enter replay passcode 8500540. The call also will be available live and archived through the events page at www.vical.com. For further information, contact Vical's Investor Relations department by phone at (858) 646-1127 or by e-mail at info@vical.com.

About Vical

Vical researches and develops biopharmaceutical products based on its patented DNA delivery technologies for the prevention and treatment of serious or life-threatening diseases. Potential applications of the company's DNA delivery technology include DNA vaccines for infectious diseases or cancer, in which the expressed protein is an immunogen; cancer immunotherapeutics, in which the expressed protein is an immune system stimulant; and cardiovascular therapies, in which the expressed protein is an angiogenic growth factor. The company is developing certain infectious disease vaccines and cancer therapeutics internally. In addition, the company collaborates with major pharmaceutical companies and biotechnology companies that give it access to complementary technologies or greater resources. These strategic partnerships provide the company with mutually beneficial opportunities to expand its product pipeline and address significant unmet medical needs. Additional information on Vical is available at www.vical.com.

The Vical Incorporated logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5768

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include confirmation of net cash burn guidance, as well as statements about Vical's Allovectin-7(R), TransVax(TM) and pandemic influenza vaccine programs, and other independent and collaborative programs, as well as anticipated developments in independent and collaborative programs, and statements about the scope of coverage of and potential applications for Vical's patents. Risks and uncertainties include whether Vical or others will continue development of Allovectin-7(R), TransVax(TM), a vaccine against H1N1 pandemic influenza or any other Vaxfectin(R)-formulated influenza vaccine candidates, the sanofi aventis FGF-1 angiogenesis therapy, or any other independent or collaborative programs; whether Vical and/or the NMRC will conduct human clinical trials of the H1 vaccine; whether Vical and/or the NMRC will terminate the CRADA before achievement of its objectives; whether Vical will complete enrollment of 375 subjects in the Allovectin-7(R) Phase 3 trial by year-end 2009, if at all; whether Teva will successfully sell and market Allovectin-7(R) in Israel; whether Vical will achieve any milestones and whether Teva will pay Vical any upfront or milestone payments under the agreement; whether final results from the TransVax(TM) CMV vaccine Phase 2 trial will be available in the first half of 2010, if at all; whether sanofi aventis will successfully complete its ongoing FGF-1 Phase 3 trial; whether Vical's issued patents will be challenged and whether such challenges will have an adverse effect on the scope of the patents; whether Vical will pursue enforcement of its issued patents or be successful in any such enforcement efforts; whether Vical will achieve levels of revenues and control expenses to meet its financial projections; whether any product candidates will be shown to be safe and efficacious in clinical trials; the timing of clinical trials; whether Vical or its collaborative partners will seek or gain approval to market any product candidates; and additional risks set forth in the company's filings with the Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

VICAL INCORPORATED
Selected Condensed Financial Information (Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2009	2008	2009	2008
Statements of Operations

(in thousands, except per share amounts)

Revenues:
Contract and grant revenue	$ 2,013	$ 711	$ 2,743	$ 1,604
License and royalty revenue	1,890	133	7,388	3,727
Total revenues	3,903	844	10,131	5,331
Operating expenses:
Research and development	5,405	6,226	17,281	19,284
Manufacturing and production	3,779	2,716	8,467	8,772
General and administrative	1,768	2,087	5,555	6,439
Total operating expenses	10,952	11,029	31,303	34,495
Loss from operations	(7,049)	(10,185)	(21,172)	(29,164)
Net investment and other income (expense)	64	360	(77)	1,292

Net loss	$ (6,985)	$ (9,825)	$ (21,249)	$ (27,872)
Basic and diluted net loss per share	$ (0.14)	$ (0.24)	$ (0.47)	$ (0.70)
Shares used to calculate basic and diluted net loss per share	51,111	40,349	45,361	39,688

	Sept. 30, 2009	Dec.31, 2008
Balance Sheets (in thousands)

Assets:
Cash, cash equivalents, and marketable securities, including restricted	$ 49,055	$ 36,266
Other current assets	1,302	1,852

Total current assets	50,357	38,118
Long-term investments	5,451	5,410
Property and equipment, net	9,575	10,734
Other assets	4,321	4,795
Total assets	$ 69,704	$ 59,057

Liabilities and stockholders' equity:
Current liabilities	$ 9,467	$ 7,974
Long-term obligations	2,420	2,469
Stockholders' equity	57,817	48,614

Total liabilities and stockholders' equity	$ 69,704	$ 59,057

CONTACT:  Vical Incorporated
          Alan R. Engbring, Executive Director, Investor Relations
          Jill M. Broadfoot, Senior Vice President and Chief Financial
           Officer
          (858) 646-1127
          www.vical.com